Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EP MEDSYSTEMS, INC.

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act (the “BCA”), the undersigned corporation executed the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1. The name of the corporation is EP MedSystems, Inc.

2. The date of filing of this corporation’s original Certificate of Incorporation with the Secretary of State was January 28, 1993.

3. This corporation’s original Certificate of Incorporation was amended and restated on April 8, 1996 (the “Amended and Restated Certificate of Incorporation”). The Amended and Restated Certificate of Incorporation was subsequently amended on November 6, 1998, October 23, 2001, December 22, 2003 and January 12, 2005.

4. The following amendment to the Amended and Restated Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 12th day of September, 2007.

RESOLVED, that the first paragraph of Article THIRD of the Amended and Restated Certificate of Incorporation is deleted and the following paragraph is inserted in lieu thereof:

THIRD: The total number of shares of stock which the corporation shall have authority to issue is Fifty-Five Million (55,000,000), to be divided into two classes designated as “Common Stock” and “Preferred Stock.” The corporation shall be authorized to issue (a) Fifty Million (50,000,000) shares of Common Stock, without par value, and (b) Five Million (5,000,000) shares of Preferred Stock, without par value.

5. The number of shares entitled to vote upon the amendment was 30,405,236.

6. The number of shares voting for and against such amendment was:

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment	Abstentions
19,442,565	1,291,092	11,000

7. The effective date of this amendment to the Amended and Restated Certificate of Incorporation of EP MedSystems, Inc. shall be the date of filing.

EP MEDSYSTEMS, INC.

By:	/s/ David I. Bruce
David I. Bruce
President and Chief Executive Officer